Exhibit 99.2

CREDIT AGREEMENT

Dated as of September 6, 2007

among

TASTY BAKING COMPANY,
as Borrower,

the other Loan Parties party hereto

and

PIDC LOCAL DEVELOPMENT CORPORATION,
as Lender

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	13
1.03 Accounting Terms	14
1.04 INTENTIONALLY OMITTED	14
1.05 Times of Day	14

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	14
2.01 Loans	14
2.02 INTENTIONALLY OMITTED	15
2.03 INTENTIONALLY OMITTED	15
2.04 INTENTIONALLY OMITTED	15
2.05 INTENTIONALLY OMITTED	15
2.06 INTENTIONALLY OMITTED	15
2.07 INTENTIONALLY OMITTED	15
2.08 INTENTIONALLY OMITTED	15
2.09 Prepayments	16
2.10 Mandatory Prepayment	16
2.11 INTENTIONALLY OMITTED	17
2.12 INTENTIONALLY OMITTED	17
2.13 Interest; Repayment of Loans	17
2.14 INTENTIONALLY OMITTED	18
2.15 Fees	18
2.16 Computation of Interest and Fees	18
2.17 Evidence of Debt	19
2.18 Payments Generally	19

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	19
3.01 Taxes	19
3.02 INTENTIONALLY OMITTED	20
3.03 Increased Costs	20
3.04 INTENTIONALLY OMITTED	21
3.05 INTENTIONALLY OMITTED	21
3.06 Survival	21

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	21
4.01 Conditions of Initial Credit Extension	21
4.02 Conditions to all Credit Extensions	25
4.03 INTENTIONALLY OMITTED	25
4.04 Conditions of Loans	25

ARTICLE V REPRESENTATIONS AND WARRANTIES	27
5.01 Existence, Qualification and Power; Compliance with Laws	27
5.02 Authorization; No Contravention	27
5.03 Governmental Authorization; Other Consents	27
5.04 Binding Effect	28
5.05 Financial Statements; No Material Adverse Effect	28
5.06 Litigation	28
5.07 No Default	28
5.08 Ownership of Property; Liens	29
5.09 Insurance	29
5.10 Taxes	29
5.11 ERISA Compliance	29
5.12 Subsidiaries	30
5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act	30

i

5.14 Disclosure	30
5.15 Compliance with Laws	30
5.16 Intellectual Property; Licenses, Etc.	31
5.17 Rights in Collateral; Priority of Liens	31
5.18 INTENTIONALLY OMITTED	31
5.19 Patriot Act, Etc.	31
5.20 Business Interruptions	31
5.21 Acquisitions, Names and Organization Numbers	31
5.22 Solvency	32
5.23 Common Enterprise	32
5.24 Senior Financing	33
5.25 MELF Financing	33
5.26 Location of Collateral	33

ARTICLE VI AFFIRMATIVE COVENANTS	33
6.01 Financial Statements	33
6.02 Certificates; Other Information	34
6.03 Notices	35
6.04 Payment of Obligation	35
6.05 Preservation of Existence, Etc.	35
6.06 Maintenance of Properties	35
6.07 Maintenance of Insurance	36
6.08 Compliance with Contractual Obligations and Laws	36
6.09 Books and Records	36
6.10 Inspection Rights	37
6.11 Use of Proceeds	37
6.12 Employment Objective	37
6.13 Guarantor	37
6.14 Collateral Records	37
6.15 Security Interests	37
6.16 ERISA Matters	38
6.17 INTENTIONALLY OMITTED	38
6.18 Prevailing Wages and Applicable Law related to Funding Sources	38
6.19 Affiliate Indebtedness	38
6.20 Additional Documents and Future Actions	38
6.21 City of Philadelphia Code	38
6.22 Senior Financing	38
6.23 MELF Financing	39
6.24 RACP Grant	39

ARTICLE VII NEGATIVE COVENANTS	39
7.01 Liens	39
7.02 INTENTIONALLY OMITTED	40
7.03 Indebtedness	40
7.04 Acquisitions	41
7.05 Guarantees	41
7.06 Fundamental Changes	41
7.07 Sublease or Disposition of Navy Yard Property	42
7.08 INTENTIONALLY OMITTED	42
7.09 Change in Nature of Business	42
7.10 INTENTIONALLY OMITTED	42
7.11 Burdensome Agreements	42
7.12 Use of Proceeds	42
7.13 Patriot Act, Etc.	43
7.14 INTENTIONALLY OMITTED	43
7.15 Tax Returns	43

ii

7.16 Name Change; State of Organization	43
7.17 Location of Collateral	43
7.18 Senior Financing	43
7.19 MELF Financing	43
7.20 Relocation	43

ARTICLE VIII NAVY YARD PROJECT	43
8.01 Navy Yard Equipment	43
8.02 Line Item Budget and Disbursement Schedule	43
8.03 Project Schedule	44
8.04 Payment of Navy Yard Project Costs	44
8.05 Purchase Orders	44
8.06 Permits	45
8.07 Zoning and Land Use	45
8.08 Economic Opportunity Zone	45
8.09 Fees Payable to Loan Parties	45
8.10 Right of Lender to Inspect Navy Yard Property	45
8.11 Publicity and Sign Regarding Financing	45
8.12 Notification of Disputes	46
8.13 Completion of the Navy Yard Project	46
8.14 Inspector	46
8.15 Navy Yard Lease	46

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	47
9.01 Events of Default	47
9.02 Specific Remedies of Lender upon Event of Default resulting from Non-Compliance with Sections 6.12, 6.18, 6.21 and 7.20	47

9.03 Remedies Upon any Event of Default	47
9.04 Application of Funds	47
9.05 Discharge of Liens	47

ARTICLE X INTENTIONALLY OMITTED	47

ARTICLE XI MISCELLANEOUS	47
11.01 Amendments, Etc.	47
11.02 Notices; Effectiveness; Electronic Communications	47
11.03 No Waiver; Cumulative Remedies	47
11.04 Expenses; Indemnity; Damage Waiver	47
11.05 Payments Set Aside	47
11.06 Successors and Assigns	47
11.07 Treatment of Certain Information; Confidentiality	47
11.08 Right of Setoff	47
11.09 Interest Rate Limitation	47
11.10 Counterparts; Integration; Effectiveness	47
11.11 Survival of Representations and Warranties	47
11.12 Severability	47
11.13 Governing Law; Jurisdiction; Etc.	47
11.14 Waiver of Right to Trial by Jury	47
11.15 Patriot Act Notice	47
11.16 Time of the Essence	47
11.17 INTENTIONALLY OMITTED	47
11.18 Savings Clause	47

iii

SCHEDULES
5.06	Litigation
5.09	Insurance Coverage
5.11	Unfunded Pension Liability
5.12	Subsidiaries and Other Equity Investments
5.16	IP Collateral
5.24	Senior Financing
5.25	MELF Financing
6.18	Prevailing Wages and Applicable Laws Related to Funding Sources
6.21	Certain Lender Covenants Required under title 17, Chapter 17-400 of the Philadelphia Code
7.01	Existing Liens
7.05	Permitted Guarantees
8.01	Navy Yard Equipment
8.02	Navy Yard Project Line Item Budget and Disbursement Schedule
8.03	Navy Yard Project Timetable
8.06	Navy Yard Project Permits and Timetable
8.15	Landlord’s Work with Deadlines for Commencement and Completion of Stages
9.02	Specific Lender Remedies Resulting from Loan Parties’ Failure to Comply with Sections 6.12, 6.18, 6.21 and 7.20
11.02	Lender’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Loan Request
B	Form of Growth Loan Note
C	Form of HUD Loan Note
D	Form of Guaranty
E	Form of Philadelphia Workforce Development Corporation Notice Letter
F	Fox Street Property Legal Description
G	Hunting Park Property Legal Description
H	Navy Yard Property Legal Description
I	Oxford Property Legal Description
J	Form of Certificate of Completion
K	Form of Certificate of Advance

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of September 6, 2007, between TASTY BAKING COMPANY, a Pennsylvania corporation (“Borrower”), the other Loan Parties party hereto and PIDC LOCAL DEVELOPMENT CORPORATION (“Lender”).

Borrower has requested that Lender provide certain credit facilities to Borrower, and Lender is willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Amortization Period” means the period commencing on the first day of the first full month immediately following the last day of the Draw Period and ending on the Maturity Date.

“Assignment of Contracts” means that certain Assignment of Navy Yard Project Contracts dated of even date herewith executed by Loan Parties in favor of Lender.

“Assignment of Plans and Specifications” means that certain Assignment of Interest in Navy Yard Plans and Engineer Contracts dated of even date herewith executed by Loan Parties in favor of Lender.

“Attributable Indebtedness” means, on any date with respect to any Person, (a) in respect of any Capitalized Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing under (a) the Growth Loan Commitment and/or (b) the HUD Loan Commitment.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Pennsylvania.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited partnership interests, membership interests, equity interests, rights, securities or other equivalent evidences of ownership (however designated) issued by any entity (whether a corporation, partnership, limited liability company, limited partnership, business trust or other type of entity).

“Capitalized Lease” means any lease of property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

“Capitalized Lease Obligations” means all amounts payable with respect to a Capitalized Lease.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which the following shall be deemed to have occurred (a) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the total voting power of the issued and outstanding voting Capital Stock of Borrower normally entitled to vote in the election of directors of Borrower, or (b) from and after the date hereof, individuals who on the date hereof constitute a majority of the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nominee for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. Change in Control shall also be deemed to have occurred if Borrower ceases to own 100% of all direct and indirect ownership interests in and all voting rights related thereto with respect to any other Loan Party.

“Citizens Bank” means Citizens Bank of Pennsylvania, its successors and assigns.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of each Loan Party, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Lender in Collateral securing all or part of the Obligations each in form and substance satisfactory to Lender, including without limitation, any Guaranty, Security Agreement, Intellectual Property Security Agreement, the Mortgages, the Assignment of Contracts, the Assignment of Plans and Specifications, and the Stock Pledge Agreements.

“Commitments” means, collectively, the Growth Loan Commitment and the HUD Loan Commitment.

“Completion Date” as defined in the Senior Credit Agreement.

“Completion Guaranty” means the Completion Guaranty dated May 8, 2007 from Liberty Property Limited Partnership to and for the benefit of Borrower.

“Completion of the Navy Yard Project” means completion of the Navy Yard Project as evidenced by Lender’s receipt of the items required under Section 8.13.

“Contractual Obligation” means, as to any Person, any provision of any Capital Stock issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to the Obligations, an interest rate equal to twelve percent (12%) per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Draw Period” means the period from and including the Closing Date to the earlier of (a) December 1, 2011 and (b) the Completion Date.

“Employment Objective” means the retention by Loan Parties of 455 jobs at Borrower’s new baking and distribution facilities at the Navy Yard Property, on a full time and equivalent basis of those jobs maintained at Borrower’s existing baking and distribution facilities as of the Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate under Section 4041 or 4041A of ERISA, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” as defined in the Senior Credit Agreement.

“Excluded Taxes” means, with respect to Lender, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which each Loan Party is located.

“Fixed Asset Loan” has the meaning set forth in the Senior Credit Agreement.

“Fixed Asset Loan Maturity Date” has the meaning set forth in the Senior Credit Agreement.

“Fox Street Property” means the real property described on Exhibit F attached hereto and all improvements thereon.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Growth Loan” as defined in Section 2.01.

“Growth Loan Commitment” means Lender’s obligation during the Draw Period to make Growth Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount outstanding not to exceed $6,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.  As of the last day of the Draw Period, Lender’s Growth Loan Commitment shall be terminated.

“Growth Note” as defined in Section 2.01.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Primary Obligor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” each Subsidiary of Borrower now or hereafter executing and delivering to Lender a Guaranty.  The initial Guarantors shall be Tastykake Investment Company, TBC Financial Services, Inc. and Tasty Baking Oxford, Inc.

“Guaranty” means a Guaranty and Suretyship Agreement delivered to Lender by a Guarantor in the form attached hereto as Exhibit D. ”

“Hedging Contracts” means, to the extent permitted under the Senior Loan Documents, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Loan Party and Senior Agent, any Senior Lender or any Affiliate of any Senior Lender and designed to protect such Loan Party against fluctuations in interest rates or currency exchange rates.

“Hedging Termination Value” as defined in the Senior Credit Agreement.

“HUD Loan” as defined in Section 2.01.

“HUD Loan Commitment” means Lender’s obligation during the Draw Period to make to HUD Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount outstanding not to exceed $6,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.  As of the last day of the Draw Period, Lender’s HUD Growth Loan Commitment shall be terminated.

“HUD Note” as defined in Section 2.01.

“Hunting Park Property” means the real property described on Exhibit G attached hereto and all improvements thereon.

“Improvements Agreement” means that certain Improvements Agreement between the Landlord and Borrower dated May 8, 2007.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Hedging Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was first due and payable);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           Capitalized Leases Obligations and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedging Contract on any date shall be deemed to be the Hedging Termination Value thereof as of such date.  The amount of any Capitalized Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indemnity Agreements” means the four (4) indemnity agreements referenced in Section 25(b) of the Navy Yard Lease.

“Inspector” has the meaning specified in Section 8.14.

“Intellectual Property Security Agreement” means that certain Patents, Trademarks, Copyrights and Licenses Security Agreement dated of even date herewith executed by Loan Parties in favor of Lender.

“Intercreditor and Collateral Sharing Agreement” means that certain Intercreditor and Collateral Sharing Agreement dated of even date herewith by and among Lender, MELF, Senior Agent and the Loan Parties.

“Interest Rate” means an interest rate per annum equal to (a) with respect to the Growth Loans, two and one half percent (2.50%) plus such amounts required by Schedule 9.02 hereto and (b) with respect to the HUD Loans, six and one half percent (6.50%) plus such amounts required by Schedule 9.02 hereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means the intellectual property owned by Loan Parties and listed on Schedule 5.16.

“IRS” means the United States Internal Revenue Service.

“Job Bank Term Loan” has the meaning set forth in the Senior Credit Agreement.

“Landlord” means L/S 26th Street South, LP, a Delaware limited partnership, as successor by assignment from Liberty Property/Synterra Limited Partnership.

“Landlord’s Work” has the meaning set forth therefor in the Navy Yard Lease.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender’s Office” means Lender’s address as set forth on Schedule 11.02, or such other address as Lender may from time to time notify Borrower.

“Lessor’s Agreement” means that certain Lease Estoppel Certificate, Amendment of Lease and Agreement among Landlord, Borrower and Lender or any reliance letter or similar arrangement among Landlord, Borrower and Lender.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line Item Budget and Disbursement Schedule” means the line item budget and disbursement schedule for the Navy Yard Project attached hereto as Schedule 8.02.

“Loan” or “Loans” means an extension of credit by a Lender to Borrower under Article II in the form of a Growth Loan and/or a HUD Loan.

“Loan Documents” means this Agreement, each Note, the Intercreditor and Collateral Sharing Agreement, the Post-Closing Letter and each Collateral Document, in each case, as amended, supplemented or modified from time to time.

“Loan Party” means Borrower and each of its Subsidiaries which is a party to a Loan Document.

“Loan Request” means a notice of a Borrowing pursuant to Section 2.01, which shall be in substantially the form attached hereto as Exhibit A.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or the rights of Lender thereunder.

“Maturity Date” means the date that is the tenth anniversary of the date of this Agreement.

“MELF” means The Commonwealth of Pennsylvania acting by and through the Department of Community and Economic Development, its successors and assigns, as lender under the Machinery and Equipment Loan Fund.

“MELF Financing” means two (2) separate $5,000,000 loans ($10,000,000 in aggregate) extended by MELF to Borrower for a term of ten (10) years to be funded over a two-year period with interest accruing at a fixed rate of 5% per annum.

“Mortgaged Property” means the property encumbered by the Mortgages.

“Mortgages” means (a) that certain Open-End Mortgage and Security Agreement dated of even date herewith executed by Tasty Baking Oxford, Inc. in favor of Lender, encumbering the Oxford Property and (b) that certain Open-End Mortgage Fee and Leasehold and Security Agreement dated of even date herewith executed by Borrower in favor of Lender, encumbering the Fox Street Property, the Hunting Park Property and Borrower’s leasehold interest in the Navy Yard Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Navy Yard Equipment” means the equipment listed on Schedule 8.01, attached hereto to be installed at the Navy Yard Property.

“Navy Yard Lease” means that certain Industrial Lease Agreement dated May 8, 2007 between Landlord, as successor in interest in Liberty Property/Synterra Limited Partnership, and Borrower, as tenant, as amended by that certain First Amendment dated June 7, 2007, that certain Second Amendment dated June 29, 2007, that certain Third Amendment dated July 23, 2007 and that certain Fourth Amendment dated August 16, 2007.

“Navy Yard Project” means the new manufacturing/baking facility space to be constructed pursuant to the terms of the Navy Yard Lease, the tenant-fit out work to be completed pursuant to the terms of the Navy Yard Lease, the purchase and installation of the Navy Yard Equipment, and all other work  and items contemplated to occur in connection with the move by Loan Parties of their baking operations to the Navy Yard Property as contemplated under this Agreement and to be financed by the Loans contemplated hereby, the Senior Financing, the MELF Financing and certain grant financings as outlined on the Line Item Budget and Disbursement Schedule.

“Navy Yard Property” means the real property described on Exhibit H attached hereto and all improvements thereon.

“Net Cash Proceeds” as defined in the Senior Credit Agreement.

“Note” means, individually, and “Notes” means, collectively, the Growth Note and/or the HUD Note, as the context requires.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or any other Indebtedness owed by any Loan Party to Lender permitted under Section 7.03, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U. S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Growth Loans on any date, the aggregate outstanding principal amount thereof as of such date; and (b) with respect to the HUD Loan on any date, the aggregate outstanding principal amount thereof as of such date.

“Oxford Property” means the real property described on Exhibit I attached hereto and all improvements thereon.

“PAID Agreement of Sale” means the Sales and Development Agreement dated July 27, 2007 between Philadelphia Authority for Industrial Development, as seller, and Liberty Property/Synterra Limited Partnership, as buyer.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Loan Parties or any ERISA Affiliate or to which Loan Parties or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Loan Parties or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Project Engineer” means Fluor Corporation, the company engaged by Borrower to supervise the installation of the Navy Yard Equipment and related matters, or such other replacement engineering company selected by Borrower and approved by Lender.

“Post-Closing Letter” means that certain Post-Closing Letter dated as of the date hereof between Lender and Borrower addressing the matters to be delivered to Lender after the Closing Date.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president or treasurer of the applicable Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of Loan Parties or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest or on account of any return of capital to each Loan Parties’ stockholders, partners or members (or the equivalent Person thereof).

“Security Agreement” means that certain Security Agreement dated of even date herewith executed by Loan Parties in favor of Lender.

“Senior Agent” means Citizens Bank in its capacity as administrative agent or collateral agent, as the case may be, under the Senior Credit Documents or any successor agent in such capacity.

“Senior Credit Agreement” means that certain Credit Agreement dated as of the date hereof among the Loan Parties, the lenders party from time to time party thereto and Senior Agent pursuant to which the Senior Lenders and Senior Agent have extended to the Senior Facility to Loan Parties.”

“Senior Facility” the extensions of credit provided by the Senior Lenders and the Senior Agent under the Senior Loan Documents.

“Senior Lenders” the lenders from time to time party to the Senior Credit Agreement.”

“Senior Loan Documents” the Senior Credit Agreement and the other loan documents entered into by Loan Parties, Senior Agent and Senior lenders in connection therewith.

“Stock Pledge Agreements” means those certain Stock Pledge Agreements dated of even date herewith executed by Borrower in favor of Lender pledging the stock owned by Borrower in the other Loan Parties.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Loan Parties.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“Title Company” means Lawyers Title Insurance Corporation, or such other title insurance company acceptable to Lender.

“Title Policy” means a 2006 ALTA extended coverage mortgagee’s loan policy of title insurance issued by the Title Company insuring the Liens of the Mortgages and complying with the provisions of Section 4.01(s).

“Unfunded Pension Liability” means the excess of a Pension Plan’s “benefit liabilities” (as such term is defined in Section 4001(a)(16) of ERISA), over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code (for plan years beginning before January 1, 2008) and Section 430 of the Code (for plan years beginning after December 31, 2007).

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 INTENTIONALLY OMITTED.

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a)           Growth Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans funded from Lender’s Growth Loan Program (each such loan, a “Growth Loan”) to Borrower from time to time, on any Business Day during the Draw Period, in an aggregate amount not to exceed at any time, the amount of Lender’s Growth Loan Commitment; provided, however, that after giving effect to any Growth Loan, the aggregate amount of (a) all Growth Loans by Lender shall not exceed the Growth Loan Commitment at such time and (b) all Growth Loans and HUD Loans made by Lender shall not exceed the Commitments of Lender.  Borrower acknowledges and agrees that any Growth Loan requested by Borrower and disbursed by Lender will reduce the Growth Loan Commitment and the Commitments to be made available to Borrower on a dollar-for-dollar basis.  The Growth Loans are not part of a revolving credit facility and to the extent repaid, Borrower may not reborrow under this credit facility.  Growth Loans shall bear interest in accordance with the terms set forth in Section 2.13 hereof.

(b)           HUD Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans funded from Lender’s HUD108 Loan Program (each such loan, a “Growth Loan”), to Borrower from time to time, on any Business Day during the Draw Period, in an aggregate amount not to exceed at any time, the amount of Lender’s HUD Loan Commitment; provided, however, that after giving effect to any HUD Loan, the aggregate amount of (a) all HUD Loans by Lender shall not exceed the HUD Loan Commitment and (b) all HUD Loans and Growth Loans made by Lender shall not exceed the Commitments of Lender.  Borrower acknowledges and agrees that any HUD Loan requested by Borrower and disbursed by Lender will reduce the HUD Loan Commitment and the Commitments to be made available to Borrower on a dollar-for-dollar basis.  The HUD Loans are not part of a revolving credit facility and to the extent repaid, Borrower may not reborrow under this credit facility.  HUD Loans shall bear interest in accordance with the terms set forth in Section 2.13 hereof.

(c)           Notes.  Borrower’s obligation to repay (i) the Growth Loans shall be further evidenced by a promissory note, in the form attached hereto as Exhibit B, executed and delivered by Borrower to Lender in the face amount of $5,000,000 (the “Growth Note”) and (ii) the HUD Loans shall be further evidenced by a promissory note, in the form attached hereto as Exhibit C, executed and delivered by Borrower to Lender in the face amount of $7,000,000 (the “HUD Note”).

(d)           Request for a Borrowing.  Each Loan Request for a Borrowing must be accompanied by all of the supporting documentation required under Section 4.04 and must be received by Lender at least ten (10) Business Days prior to the date that Borrower is requesting that such Loans be funded.  Borrower shall not request more than one (1) Borrowing per calendar month.  Funding of such Borrowing shall be subject to Lender’s review and approval of the Loan Request and all supporting documentation.

(e)           Funding of Loans.  Each Loan Request shall be deemed a request for a Growth Loan first until the Growth Loan Commitment has been fully funded and then a HUD Loan until the HUD Loan Commitment has been fully funded.

2.02 INTENTIONALLY OMITTED.

2.03 INTENTIONALLY OMITTED.

2.04 INTENTIONALLY OMITTED.

2.05 INTENTIONALLY OMITTED.

2.06 INTENTIONALLY OMITTED.

2.07 INTENTIONALLY OMITTED.

2.08 INTENTIONALLY OMITTED.

2.09 Prepayments.

(a)           Growth Loans.  Borrower may, upon providing notice to Lender, at any time or from time to time voluntarily prepay the Growth Loans in whole or in part without penalty or fee; provided that (i) such notice shall specify the date of prepayment and must be received by Lender not later than 11:00 a.m. New York time five (5) days prior to the date of such prepayment, (ii) any prepayment of Growth Loans shall include accrued interest thereon and (iii) such prepayment, together with all other amounts due in connection therewith, shall be due on the date specified in such notice.

(b)           HUD Loans.

(i)           Prior to July 1, 2013, Borrower may, upon providing notice to Lender, at any time or from time to time voluntarily prepay the HUD Loans in whole (but not in part), provided that (i) such notice must be received by Lender not later than 11:00 a.m. New York time five (5) prior to the prepayment date of the HUD Loans, (ii) such prepayment shall be in the form of an advance refunding where Borrower is required to deliver funds to Lender in an amount necessary for Lender to purchase U.S. Treasury obligations with maturity dates and maturity amounts that will defease the entire outstanding principal of and all of unpaid interest on the HUD Loans up to and including July 1, 2013.

(ii)           On or after July 1, 2013, Borrower may, upon providing notice to Lender, at any time or from time to time voluntarily prepay the HUD Loans in whole or in party; provided that (i) any such prepayment must be made no less than sixty-five (65) days prior to July 23 or January 23 of any year, (ii) notice to Lender must be received by Lender not later than 11:00 a.m. New York time thirty (30) days prior to such prepayment, (iii) any prepayment of HUD Loans shall be in a principal amount not less than $500,000 and shall include (A) interest accrued on the principal amount to be prepaid and (B) a yield maintenance premium calculated by multiplying the principal amount to be prepaid by the difference in the HUD Loan Interest Rate less the yield on 90 day United States Treasury Bills, as of the date of such prepayment, and then multiplying such difference, but only if positive, by the percentage of one year the number of months between the proposed prepayment date and the earlier to occur of the immediately succeeding July 23 or January 23 constitutes and (iv) such prepayment, together with all other amounts due in connection therewith, shall be due on the date specified in such notice.

(iii)           Advance Funding; Yield Protection.  The foregoing requirements related to advance funding and yield maintenance premiums shall apply to any prepayment of the HUD Loans, regardless if such prepayment is voluntary, mandatory or required in connection with an acceleration of the Loans or otherwise.

2.10 Mandatory Prepayment.

(a)           To the extent Borrower, any other Loan Party or any of its Subsidiaries is required to make mandatory prepayments of the loans under the Senior Credit Agreement in accordance with Sections 2.10 and 2.11 of the Senior Credit Agreement, Borrower shall repay, or shall cause to be repaid, the Loans in accordance with terms of the Senior Credit Agreement and the pro rata provisions set forth in the Intercreditor and Collateral Sharing Agreement.  To the extent that Net Cash Proceeds or Excess Cash Flow are to be utilized to repay the Loans, such payments shall be applied as follows:  (i) to the extent that such Net Cash Proceeds or Excess Cash Flow are to be applied to the Loans prior to July 1, 2013, such amounts shall be applied to the Outstanding Amount of the Growth Loans until the Growth Loans have been paid in full; provided, however in the event that (A) the Outstanding Amount of the Growth Loans have been paid in full, (B) Net Cash Proceeds and/or undistributed Excess Cash Flow remain after such repayment and (C) Lender has outstanding Growth Loan Commitment and/or HUD Loan Commitments to make Loans thereunder, then first, the Growth Loan Commitment shall be reduce by the amount of such excess on a dollar-for-dollar basis until the Growth Loan Commitment equals zero and second the HUD Loan Commitment shall be reduced by the amount of any such excess remaining after the reduction of the Growth Commitment on a dollar-for-dollar basis until the HUD Loan Commitment equals zero, provided that any reduction in the HUD Loan Commitment prior to July 1, 2013 shall be treated as a prepayment of the HUD Loans and shall be subject to the terms and conditions of Section 2.09 and (ii) to the extent that such Net Cash Proceeds or Excess Cash Flow are to be applied to the Loans on or after July 1, 2013, such amounts shall be applied first to the Outstanding Amount of the Growth Loans until the Growth Loans have been paid in full and second to the Outstanding Amount of the HUD Loans until paid in full (subject to the yield protection provisions set forth in Section 2.09 above.

2.11 INTENTIONALLY OMITTED.

2.12 INTENTIONALLY OMITTED.

2.13 Interest; Repayment of Loans.

(a)           Interest.

(i)           Growth Loans.  Subject to the provisions of subsection (a)(iii) below, the Growth Loans shall bear interest at a rate per annum equal to the applicable Interest Rate for the Growth Loans, and such interest shall be due and payable on the first day of every month, commencing with the first day of the first month immediately following the first advance of a Growth Loan to Borrower.

(ii)           HUD Loans.  Subject to the provisions of subsection (a)(iii) below, the HUD Loans shall bear interest at a rate per annum equal to the applicable Interest Rate for the HUD Loans, and such interest shall be due and payable on the first day of every month, commencing with the first day of the first month immediately following the first advance of a HUD Loan to Borrower.

(iii)           Default Interest.

(A)
If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(B)
Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)           Repayment of Loans.

(i)           Growth Loans.  Commencing on the first day of the Amortization Period and continuing on the first day of each month thereafter, the Outstanding Amount of the Growth Loans, together with interest thereon, shall be repaid in equal consecutive monthly payments of principal and interest in an amount sufficient to fully amortize the Growth Loans during the Amortization Period.  Any remaining principal and unpaid interest under the Growth Loans shall be due and payable on the Maturity Date.

(ii)           HUD Loans.  Commencing on the first day of the Amortization Period and continuing on the first day of each month thereafter, the Outstanding Amount of the HUD Loans, together with interest thereon, shall be repaid in equal consecutive monthly payments of principal and interest in an amount sufficient to fully amortize the HUD Loans during the Amortization Period.  Any remaining principal and unpaid interest under the HUD Loans shall be due and payable on the Maturity Date.

2.14 INTENTIONALLY OMITTED.

2.15 Fees.

(a)           Lender’s Origination Fee.  On the Closing Date, Borrower shall pay to Lender an origination fee in an amount equal to $180,000.  Such origination fee is for the credit facilities committed by Lender under this Agreement and is fully earned on the date paid.  Such origination fee paid to Lender on the Closing Date is non-refundable for any reason whatsoever.

(b)           Late Fees.  If Borrower fails to make any payment of principal or interest coming due pursuant to this Agreement, within fifteen (15) calendar days of the date due and payable, Borrower also shall pay to Lender a late charge equal to three percent (3%) of the amount of such payment.  Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment.

(c)           Loan Fee.  If the Commitments are not fully funded by the last day of the Draw Period, Borrower shall pay Lender a fee of $500.

2.16Computation of Interest and Fees.  All computations of interest for the Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, providedthat any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day.  Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.17 Evidence of Debt.  The Credit Extensions made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business.  The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lender to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Loan Party hereunder to pay any amount owing with respect to the Obligations.  Borrower shall execute and deliver to Lender Notes, which shall evidence Lender’s Loans in addition to such accounts or records.  Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.18 Payments Generally.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  All payments received by Lender after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a)           Payments Free of Taxes.  Any and all payments by Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Loan Parties shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Parties shall make such deductions, and (iii) Loan Parties shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Loan Parties.  Without limiting the provisions of subsection (a) above, Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Loan Parties.  Loan Parties shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Loan Parties by Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, Loan Parties shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           Status of Lender.  Lender, if requested by Borrower, shall deliver such documentation prescribed by applicable law or reasonably requested by Loan Parties to determine whether or not Lender is subject to back up withholding or information reporting requirements.

(f)           Treatment of Certain Refunds.  If Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Loan Parties or with respect to which any Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Loan Parties, upon the request of Lender, agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.

3.02 INTENTIONALLY OMITTED.

3.03 Increased Costs.

(a)           Increased Costs Generally. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement, against assets of, deposits with or for the account of, or credit extended by, Lender, then within twenty (20) days after demand by the Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased costs.

(b)           Certificates for Reimbursement.  A certificate of Lender setting forth the amount or amounts necessary to compensate Lender as specified in subsection (a) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(c)           Delay in Requests.  Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or suffered more than one (1) year prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one (1) year period referred to above shall be extended to include the period of retroactive effect thereof).

3.04 INTENTIONALLY OMITTED.

3.05 INTENTIONALLY OMITTED.

3.06 Survival.  All of Loan Parties’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.  The obligation of Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Lender shall have received and approved each of the following, which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(i)           executed counterparts of this Agreement and all Collateral Documents;

(ii)           executed counterparts of the Intercreditor and Collateral Sharing Agreement;

(iii)           the Notes executed by Borrower in favor of Lender;

(iv)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)           such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing/subsisting and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)           a certificate signed by a Responsible Officer of each Loan Party certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(b)           Lender shall have received and approved a favorable opinion of counsel to Loan Parties reasonably acceptable to Lender addressed to Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance reasonably satisfactory to Lender.

(c)           Lender shall have received and approved evidence that all insurance required to be maintained pursuant to the Loan Documents, including flood insurance (if applicable) has been obtained and is in effect and that Lender has been named as insured mortgagee, lender loss payee and additional insured thereunder pursuant to endorsements acceptable to Lender.

(d)           Lender shall have received all existing contracts, agreements, permits, budgets, plans and specifications related to the Navy Yard Project and all existing purchase orders and agreements for purchase of the Navy Yard Equipment, and such items shall be reasonably satisfactory to Lender.

(e)           Lender shall have received and approved the Navy Yard Lease and all existing construction budgets, plans, specifications, projections, timetables and other items contemplated thereunder, and such items shall be reasonably satisfactory to Lender.

(f)           Intentionally Omitted.

(g)           Lender shall have received and approved final detailed income statement, balance sheet and cash flow projections of Loan Parties.

(h)           Lender shall have received and approved evidence that Loan Parties have closed on transactions contemplated by the Senior Loan Documents relating to the Navy Yard Project, which credit facility shall be on terms and conditions reasonably acceptable to Lender, including without limitation, any intercreditor or collateral sharing arrangements.

(i)           Lender shall have received and approved evidence that Loan Parties have closed on the initial $5,000,000 portion of the MELF Financing and have received and accepted a binding commitment from MELF with respect to the second $5,000,000 portion of the MELF Financing.  The terms of such financing and the conditions for closing under the commitment letter for the second portion of the MELF Financing in 2008, shall be reasonably acceptable to Lender, including without limitation, any intercreditor or collateral sharing arrangements.

(j)           Lender shall have received and approved satisfactory executed landlords waivers and estoppels or other access agreements for Loan Parties’ leased locations or such locations at which Loan Parties may warehouse any inventory or equipment.

(k)           Lender shall have received and approved satisfactory commissioned appraisals addressed to Lender for each of the Mortgaged Properties encumbered by the Mortgages.

(l)           Lender shall have received and approved satisfactory commissioned appraisals for the IP Collateral.

(m)           Lender shall have received and approved satisfactory environmental reports, including phase I environmental reports, for each of mortgaged properties encumbered by the Mortgages.

(n)           Lender shall have received and approved confirmation that UCC-1 financing statements naming Lender as secured party and each Loan Party as debtor describing all Collateral now or hereafter assigned by such Loan Party to Lender, pursuant hereto have been filed with the Secretary of State/Commonwealth of the state under whose laws the applicable Loan Party has been organized, and with such other recording offices in such jurisdictions as Lender deems advisable.

(o)           Intentionally Omitted.

(p)           Lender shall have received and approved a current search report from a UCC search company approved by Lender setting forth all UCC filings, tax Liens and judgment Liens made against Loan Parties.  Such search report must indicate that at the time of the filing of the financing statements in favor of Lender there were on file no financing statements or Liens evidencing a security interest in any Collateral, other than Liens permitted under Section 7.01.

(q)           Lender shall have received and approved releases and satisfactions from all Persons or entities holding Liens, claims or encumbrances against any of the Collateral, other than Liens permitted under Section 7.01.

(r)           Lender shall have received and approved surveys for each of the Mortgaged Properties or such endorsements to the Title Policy (or Title Policies) insuring against matters which would be disclosed on an accurate survey.

(s)           Lender shall have received a commitment to issue a Title Policy (or Title Policies) underwritten by the Title Company, in an aggregate amount at least equal to the current aggregate appraised values for the Mortgaged Property and insuring that the Mortgages create second Liens in and to the Mortgaged Property without exception for any Persons claiming a right to use or occupy the Mortgaged Property except as agreed to by Lender, filed and unfiled mechanics’ Liens and claims, taxes (whether liened or not) or for matters which an accurate survey would disclose and subject only to such exceptions and conditions to title as Lender shall approve in writing.  Such Title Policy shall contain such affirmative coverage as Lender deems necessary, including but not limited to, an affirmative statement or endorsement that the Title Policy insures Lender against all mechanics’ and materialmen’s Liens and shall contain endorsements in form and content acceptable to Lender:  (i) insuring against matters which would be disclosed on an accurate survey, (ii) insuring that no building restriction or similar exception to title disclosed on the Title Policy has been violated and that any violation thereof would not create or result in any reversion, reverter or forfeiture of title, (iii) insuring over any environmental super lien or similar Lien, and (iv) insuring such other matters as may otherwise be required by Lender.  The condition of title must be satisfactory to Lender in all respects.  A title commitment shall be marked-up and signed on behalf of the Title Company at Closing and the final Title Policy must be delivered to Lender promptly after the Closing Date and prior to expiration of the marked-up title commitment.

(t)           Lender shall have received and approved evidence that all Taxes and assessments related to the Mortgaged Property which are then due and payable, have been paid.

(u)           Lender shall have conducted reasonable due diligence investigations of Loan Parties, the Mortgaged Property and the Collateral, the results of which shall be satisfactory to Lender.

(v)           Existing loans extended by any financial institution (including, PNC Bank, National Association and Citizens Bank) to Loan Parties, Lender shall have received pay-off statements or letters satisfactory to Lender.

(w)           Lender shall have received and approved evidence reasonably satisfactory to Lender that the Navy Yard Project and the intended uses of the Navy Yard Project are and will be in compliance with all zoning and other applicable Laws.

(x)           Any fees and expenses required to be paid by Borrower on or before the Closing Date shall have been paid.

(y)           Unless waived by Lender, Loan Parties shall have paid all reasonable fees, charges and disbursements of counsel to Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).

(z)           Lender shall have received and approved such other assurances, certificates, documents, consents or opinions as Lender reasonably may require, including, without limitation, all approvals, consents or clearances required by the Commonwealth of Pennsylvania and the City of Philadelphia and any department, division or Governmental Authority related thereto.

(aa)           Loan Parties shall have executed an economic opportunity plan (“Economic Opportunity Plan”) in form and substance acceptable to Lender.

(bb)           Loan Parties shall have notified the Philadelphia Workforce Development Corporation of any job placement opportunities which will result from the completion of the Navy Yard Project using the form of letter attached hereto as Exhibit E.

4.02 Conditions to all Credit Extensions.  The obligation of Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           Lender shall have received a Loan Request for Credit Extension in accordance with the requirements hereof.

(d)           Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

Each Loan Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 INTENTIONALLY OMITTED.

4.04 Conditions of Loans.  The obligation of Lender to honor any Loan Request for Credit Extension of the Loans is subject to the following conditions precedent:

(a)           Except as otherwise provided in this Agreement, Lender shall have received and approved a Loan Request duly executed by Borrower with such information and supporting documentation as Lender may reasonably require, including without limitation:

(i)           if the Borrowing is to pay “soft costs” related to the Navy Yard Project, including, without limitation, professional fees, labor training costs, transition labor costs, retention and retirement payments related to the transition to the Navy Yard Property Lender shall have received and approved:

(A)
a copy of bills, paid invoices or other documentation satisfactory to Lender that provide evidence for the “soft costs” requested to be advanced and evidence, as necessary, that such “soft costs” were not covered by prior requests for advances under the Loans, the Senior Financing, the MELF Financing or any grants received by Loan Parties; and

(B)	a duly executed Certificate of Advance in the form of Exhibit K attached hereto.

(ii)           if the Borrowing is to pay for costs related to the acquisition, shipping and installation of Navy Yard Equipment, Lender shall have received and approved:

(A)
a copy of the applicable invoices, purchase orders, certificates of delivery, certificates of installation and other documentation related to the particular items of Navy Yard Equipment as Lender may reasonably require and evidence, as necessary, that the requested Borrowing was not covered by prior requests for advances under the Loans, the Senior Financing, the MELF Financing or any grants received by Loan Parties;

(B)	a duly executed Certificate of Advance in the form of Exhibit K attached hereto;

(C)
evidence that the amount to be funded under such Borrowing shall not exceed the installment amount then due under the applicable purchase order, invoice, or other documentation for the applicable item of Navy Yard Equipment; and

(D)	if the Borrowing is to pay an installment due upon delivery or installation of an item of Navy Yard Equipment, evidence that the item is fully insured as required under Section 6.07.

(b)           Borrower shall have paid all fees and expenses then due and payable and required to be paid by pursuant to this Agreement.

(c)           Lender shall have received and approved evidence that all advances of the proceeds of the Senior Financing and the MELF Financing to be made as set forth in the Line Item Budget and Disbursement Schedule have been funded.

(d)           Lender shall be under no obligation to make any Loan:  (i) if Lender reasonably determines that the Navy Yard Project cannot be completed by the Completion Date; (ii) if Lender is not reasonably satisfied that the proceeds of the Loans, the Senior Financing and the MELF Financing remaining undisbursed will be sufficient to complete the Navy Yard Project and to pay for all labor, materials and costs and all other costs and disbursements required to complete the Navy Yard Project; (iii) if the Navy Yard Project shall have been materially damaged by fire or other casualty; (iv) if the Navy Yard Project is not completed by the Completion Date; or (v) if the Landlord’s Work is materially behind the approved timetables set forth on Schedule 8.03 and on Exhibit “D”, “E-1” and “E-2” to the Navy Yard Lease.

(e)           No Loan advances shall constitute a waiver of any condition of Lender’s obligation to make further Loan advances.

(f)           Lender shall have no obligation to make any Loan advances which would cause the aggregate amount of all advances of Growth Loans, plus all advances under the HUD Loans, plus all advances under the MELF Financing, plus all advances under the Fixed Asset Loans and the Job Bank Term Loan to exceed $38,000,000 (or such higher amount as Senior Agent may consent to) in total, unless and until Lender has received evidence reasonably satisfactory to Lender that fee simple title to the Navy Yard Property has been conveyed to Landlord pursuant to the terms of the PAID Agreement of Sale.  Borrower agrees to, or cause Senior Agent to, provide Lender with prompt written notice of any increase to the foregoing $38,000,000 limit consented to by Senior Agent.

(g)           Lender shall have no obligation to make any Loan advances if an event of default has occurred and is continuing under the PAID Agreement of Sale.

ARTICLE V  REPRESENTATIONS AND WARRANTIES

Borrower and each Loan Party represents and warrants to Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of Borrower, each other Loan Party  and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of Borrower, each other Loan Party and their Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments, long term leases, and interest rate or foreign currency swap or exchange transactions.

(b)           The unaudited consolidated and consolidating balance sheet of Borrower, each other Loan Party and their Subsidiaries dated June 30, 2007, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of Borrower, each other Loan Party and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material Indebtedness and other liabilities for Taxes, material commitments, long term leases and interest rate or foreign currency transactions.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.  No Loan Party nor any Subsidiaries of any Loan Party are in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.  Each Loan Party and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party and its Subsidiaries are subject to no Liens, other than Liens permitted by Section 7.01.  None of the equipment currently used by any Loan Party in connection with their product manufacturing  lines is leased.

5.09 Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its applicable Subsidiary operates.  Schedule 5.09 sets forth the existing insurance coverage currently maintained by Loan Parties and their Subsidiaries.

5.10 Taxes.  Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or its Subsidiary that would, if made, have a Material Adverse Effect.  No tax Liens have been filed against any Loan Party or its Subsidiaries.

5.11 ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code, has received a favorable determination letter from the IRS or an application for such a letter, is currently being processed by the IRS with respect thereto and, to the best knowledge of each Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification.  Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur that has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) except as described on Schedule 5.11, no Pension Plan has any Unfunded Pension Liability, (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.12 Subsidiaries.  As of the Closing Date, Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the applicable Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens.  Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12.  All of the outstanding Equity Interests in Loan Parties have been validly issued and are fully paid and nonassessable.

5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) No Loan Party nor any Subsidiary of any Loan party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, (b) No Loan Party, any Person Controlling any Loan Party, or any Subsidiary of any Loan Party (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure.  Loan Parties have disclosed to Lender all agreements, instruments and corporate or other restrictions to which any of them or any of their Subsidiaries is subject, and all other matters known to Loan Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; providedthat, with respect to projected financial information, Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws.  Each Loan Party and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, including, without limitation, the items listed on Schedule 5.16, in each case without conflict with the rights of any other Person.  To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Rights in Collateral; Priority of Liens.  Each Loan Party owns the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, other than those specifically disclosed on Schedule 7.01.  Upon the proper filing of UCC financing statements, and the taking of the other actions required by Lender, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Lender (subject to Permitted Liens).

5.18 INTENTIONALLY OMITTED.

5.19 Patriot Act, Etc. Neither the requesting of any Borrowing pursuant to this Agreement nor the use of any Loan proceeds will violate the Trading With The Enemy Act, the Foreign Asset Control Regulations, the Patriot Act or any enabling legislation or executive order relating thereto, including without limitation, Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).  No Loan Party nor any Loan Party’s Subsidiary or Affiliate is a “blocked person” as described in the foregoing laws, regulations and executive orders.  No Loan Party nor any Loan Party’s Subsidiary or Affiliate engages in any dealings or transactions or is otherwise associated with any such “blocked person.”

5.20 Business Interruptions.  During the past five (5) years the business and operations of Loan Parties and their Subsidiaries have not been materially and adversely affected by any casualty loss, strike, lockout, labor disputes or act of any Governmental Agency.  There are no pending or, to the best of each Loan Party’s knowledge, threatened labor disputes, strikes, lockouts or similar grievances or occurrences against the Loan Parties’ or their Subsidiaries’ business, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21 Acquisitions, Names and Organization Numbers.  Loan Parties have not acquired all or substantially all of the assets or Capital Stock of any Person or become the successor by merger or consolidation to any other Person within the past five (5) years.  During the past five (5) years, no Loan Party has changed its legal name or its state of formation.  The organizational numbers issued by the state of formation of each Loan Party and the federal tax identification number of each Loan Party is as set forth below:

Loan Parties	State of Formation	Org. #	FEIN
Tasty Baking Company	Pennsylvania	352490	23-1145880
Tastykake Investment Company	Delaware	2838011	52-2071728
TBC Financial Services, Inc.	Pennsylvania	2092267	23-2691993
Tasty Baking Oxford, Inc.	Pennsylvania	2695250	23-2847100

5.22 Solvency.  Each Loan Party is, and will be, solvent such that:  (a) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Loan Party) is greater than the total amount of its liabilities, including without limitation, contingent obligations, (b) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Loan Party) is not less than the amount that will be required to pay the probable liability on its debts and other liabilities and commitments (including contingent obligations) as they mature in the normal course of business; providedthat with respect to the Obligations outstanding under this Agreement and any payments made with respect thereto, the common law right of and to contribution and subrogation among the Loan Parties and any other rights to payment between and among any one or more of the Loan Parties shall be taken into account in determining whether each Loan Party is solvent.

No Loan Party (i) intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (ii) is engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged; provided, that with respect to the Obligations outstanding under this Agreement and any payments made with respect thereto, the common law right of and to contribution and subrogation among the Loan Parties and any other rights to payments between and among any one or more of the Loan Parties shall be taken into account in determining whether each Loan Party is able to pay such debts and liabilities as they mature or whether such Loan Party’s property would constitute sufficient capital.

5.23 Common Enterprise.  The successful operation and condition of each Loan Party is dependent on the continued successful performance of the functions of the other Loan Parties.  Each Loan Party expects to derive benefit (and the board of directors or other governing body of each Loan Party has determined that it may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by Lender hereunder, both in their separate capacities and as members of an interrelated group of companies.  Each Loan Party has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its corporate purpose, will be of direct and indirect benefit of such Loan Party and is in its best interest.

5.24 Senior Financing.  The material terms of the Senior Financing are accurately set forth on Schedule 5.24 attached hereto.  Loan Parties have closed (or are closing simultaneously herewith) on the Senior Financing.  The timetable for and the conditions for the disbursement of the proceeds of the Senior Financing are accurately set forth on Schedule 5.24.

5.25 MELF Financing.  The material terms of the MELF Financing are accurately set forth on Schedule 5.25 attached hereto.  Loan Parties have closed (or are closing simultaneously herewith) on the MELF Financing.  The timetable for and the conditions for the disbursement of the proceeds of the MELF Financing are accurately set forth on Schedule 5.25.

5.26 Location of Collateral.  The Collateral (to the extent it consists of tangible personal property) and the books and records of Loan Parties are located on the Mortgaged Property or, with respect to any books and records related to the IP Collateral at the Mortgaged Property or in the custody of PNC Bank Delaware.

ARTICLE VI  AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02,  and 6.03) cause each of their Subsidiaries to:

6.01 Financial Statements.  Deliver, or cause to be delivered, to Lender, in form and detail reasonably satisfactory to Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries; and

(c)           upon the request of Lender, budgets and forecasts prepared by management of Borrower, in form satisfactory to Lender, of consolidated balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

6.02 Certificates; Other Information.  Deliver, or cause to be delivered, to Lender, in form and detail reasonably satisfactory to Lender:

(a)           INTENTIONALLY OMITTED.

(b)           INTENTIONALLY OMITTED.

(c)           promptly after any request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of each Loan Party by independent accountants in connection with the accounts or books of each Loan Party or any Subsidiary, or any audit of any of them;

(d)           promptly after the same are available, Borrower shall notify Lender of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of each Loan Party, and of all annual, regular, periodic and special reports and registration statements (other than reports or filings related to non-material Capital Stock transactions) which each Loan Party may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and if such items are not readily available for access by Lender on the Internet, Borrower shall promptly deliver copies thereof to Lender;

(e)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission  (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g)           promptly, such forecasts, budgets and additional information regarding the business, financial or corporate affairs of each Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

6.03 Notices.  Promptly notify Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Loan Parties or any Subsidiary;

(c)           of the occurrence of any ERISA Event; and

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Loan Party or its Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless otherwise consented to by the Senior Agent, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.  (a) Preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.06 or 7.07, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, providedthat, in the event that any patent, trademark, trade name or service mark has not been used by a Loan Party for a period of at least one year, such Loan Party may let the registration of such patent, trademark, trade name or service mark lapse without renewal.

6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary and useful in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) use a reasonable standard of care in the operation and maintenance of its operating facilities.

6.07 Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are otherwise acceptable to or required by Lender and providing for not less than thirty (30) days’ prior notice to Lender of termination, lapse or cancellation of such insurance.  In the case of insurance on any of the Collateral, Borrower shall cause Lender to be named as loss payee (with a lender’s loss payable endorsement) with respect to all personal property, insured mortgagee with respect to all real property (including leased premises) and additional insured with respect to all liability insurance, as its interests may appear within thirty (30) days’ notice to be given Lender by the insurance carrier prior to material modification of such insurance coverage.  Any material modification of any insurance policy or coverage, including without limitation any decrease in the amount of coverage, must be approved by Lender in writing prior to the effective date of such modification, providedthat, Lender’s prior approval shall not be required:  (a) for reductions in the amount of worker’s compensation insurance coverage related to any decrease in employees of Loan Parties, (b) for any reductions in the amount of automobile insurance coverage due to any reduction in any vehicles owned by Loan Parties, or (c) for any reductions in casualty loss insurance coverage related to the Disposition of any insured assets of Loan Parties.

Borrower shall deliver to Lender from time to time, as Lender may request, a summary schedule indicating all insurance terms in force with respect to Loan Parties.  Without limiting the foregoing, Borrower shall maintain, or cause to be maintained, insurance coverage for all Navy Yard Equipment in amounts reasonably acceptable to Lender with such coverage to be in effect at the time the Navy Yard Equipment is delivered to Loan Parties and increasing with each delivery so that such Navy Yard Equipment is always fully insured and that Lender is always named as a loss payee with a lender’s loss payee endorsement in form acceptable to Lender.

6.08 Compliance with Contractual Obligations and Laws.  Comply in all material respects with the requirements of all Contractual Obligations and Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Loan Party or its Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Loan Party or such Subsidiary, as the case may be.  Loan Parties shall maintain, or cause to be maintained, at all times books and records pertaining to the Collateral in such detail, form and scope as Lender shall reasonably require.

6.10 Inspection Rights.  Permit or cause to permit, representatives and independent contractors of Lender (who may be accompanied by the Lender) to visit and inspect any properties of any Loan Party, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Loan Parties, and at such reasonable times during normal business hours and as often as may be reasonably desired by Lender, upon reasonable advance notice to Loan Parties; provided, however, that when an Event of Default exists Lender, any of Lender’s representatives or independent contractors, and Lender may do any of the foregoing at the expense of Loan Parties at any time and without advance notice.

6.11 Use of Proceeds (a). Use the proceeds of the Growth Loans and HUD Loans to (i) finance the purchase and installation of bakery equipment (ovens and related equipment) at Loan Parties’ Navy Yard Project in Philadelphia County, Pennsylvania and (ii) to pay the items reflected in the Line Item Budget and Disbursement Schedule and relocation costs associated with Loan Parties’ transfer of their business operations to the Navy Yard Property.

6.12Employment Objective.  Within two years following the earlier of (a) the last day of the Draw Period and (b) the final disbursement of the Loans, achieve the Employment Objective.  Loan Parties shall evidence its efforts to achieve the Employment Objective by making annual submissions of the CDBG Employment Data Report and the City of Philadelphia Employment Data Report, the forms of which shall be provided by Lender upon Borrower’s request.  Lender shall have the option, in its sole discretion, to extend the two year period for an additional two year period.

6.13 Guarantor.  Notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), if Lender requires, cause such Person to become a guarantor by executing and delivering to Lender a joinder to this Agreement and/or such other document as Lender shall deem appropriate for such purpose.

6.14 Collateral Records.  Execute and deliver promptly to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral.  Lender agrees that any such statements or schedules delivered to the Senior Agent pursuant to Section 6.14 of the Senior Credit Agreement will be satisfactory to Lender to the extent that the same are delivered by Borrower to Lender.  The failure by Loan Parties, however, to promptly give, or cause to be given to, Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15 Security Interests.  (a) Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all state and federal laws in order to grant to Lender valid and perfected security interests in the Collateral (subject only to the Permitted Liens), with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Lender or its designee control of such investment property or deposit account or letter of credit, rather than by the filing of a financing statement in the form required under the Uniform Commercial Code (“UCC”) with respect to such investment property, and (c) do whatever Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Lender’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral.  Lender is hereby authorized by Borrower to file any UCC financing statements covering the Collateral.

6.16 ERISA Matters.  (a) Cause all Plans to remain in full force and effect, unless such Plans can be terminated without having a Material Adverse Effect, (b) make contributions to all of such Plans in a timely manner and in a sufficient amount in order to comply with all requirements of ERISA, (c) comply with all requirements of ERISA which relate to such Plans so as to preclude the occurrence of: (i) an ERISA Event having a Material Adverse Effect, (ii) a material “accumulated funding deficiency” (as defined in ERISA) for a plan year beginning before January 1, 2008, or (iii) a material failure to make a “minimum required contribution” (as defined in Section 430 of the Code) for a plan year beginning after December 31, 2007, and (d) make contributions to all such Plans in sufficient amount so that Loan Parties’ Unfunded Pension Liability will never exceed $20,000,000.

6.17 INTENTIONALLY OMITTED.

6.18 Prevailing Wages and Applicable Law related to Funding Sources. Comply with the covenants set forth on Schedule 6.18 hereto.

6.19 Affiliate Indebtedness.  Cause all Indebtedness owed by any Loan Party to Affiliates of such Loan Party to be subordinated in all respects to the Obligations on terms acceptable to Lender.

6.20 Additional Documents and Future Actions.  Take such actions and provide Lender with such additional documents, agreements, instruments or other items and information as Lender may reasonably deem necessary or advisable to perfect, protect and maintain or enforce any of its Liens against the assets of Loan Parties, or to carry out the terms of the Loan Documents.

6.21 City of Philadelphia Code.  Comply with the covenants set forth on Schedule 6.21 attached hereto.

6.22 Senior Financing.  Comply in all material respects with all of their obligations with respect to the Senior Financing and all documents executed in connection therewith, deliver to Lender copies of all material notices received by Loan Parties in connection with the Senior Financing within five (5) Business Days after Loan Parties’ receipt thereof, and deliver to Lender copies of all material notices sent by Loan Parties in connection with the Senior Financing simultaneously with the sending of such notices to Lender.

6.23 MELF Financing.  Comply in all material respects with all of their obligations with respect to the MELF Financing and all documents executed in connection therewith, deliver to Lender copies of all material notices received by Loan Parties in connection with the MELF Financing within five (5) Business Days after Loan Parties’ receipt thereof, and deliver to Lender copies of all material notices sent by Loan Parties in connection with the MELF Financing simultaneously with the sending of such notices to MELF.

6.24 RACP Grant.  Promptly notifying Lender in writing in the event that the City Council for the City of Philadelphia (“City Council”) does not give any approval required to obtain the RACP grant (or equivalent alternative funding) as described in Section 30(e)(ii) of the Navy Yard Lease prior to December 31, 2007, which notice shall include Borrower’s certification of the manner in which they will cover their one-half share ($2,000,000) contribution to the extent such grant funds are not available as a result of the failure of the City Council to give its required approval.

ARTICLE VII  NEGATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied Loan Parties shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (except for releases thereof), (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and are reflected on such Person’s financial statements;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which (i) constitute listed exceptions on any applicable Title Policy, or (ii) otherwise, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments; providedthat, to the extent any of such Liens encumber any of the Collateral, such Liens are subordinate to the Liens in favor of Lender;

(i)           Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Liens do not encumber any of the Navy Yard Equipment; and

(j)           Liens securing Indebtedness permitted under Sections 7.03(f) and (h).

7.02 INTENTIONALLY OMITTED.(a)

7.03Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness under the Improvements Agreement;

(c)           Guarantees of a Loan Party or any Subsidiaries in respect of Indebtedness of another Loan Party or any wholly-owned Subsidiary otherwise permitted hereunder;

(d)           Obligations (contingent or otherwise) of a Loan Party or any Subsidiary thereof or any Subsidiaries existing or arising under any Hedging Contract, providedthat (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness in respect of Capitalized Lease Obligations (not including any obligations that may be capitalized under the Navy Yard Lease or the Improvements Agreement), Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (other than the Fixed Asset Loans) within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $6,000,000;

(f)           the Senior Financing as described on Schedule 5.24 in an aggregate principal amount not to exceed $110,000,000 less the sum of (i) the aggregate principal amount of the Other Senior Lender Loans (as defined in subsection 7.03(h) below), (ii) any principal repayments made under the Senior Credit Agreement or the Other Senior Lender Loans to the extent that such principal repayments may not be reborrowed (i.e. term loans) and (iii) any permanent reduction in the Aggregate Commitments (as defined in the Senior Credit Agreement) or any permanent reduction in the commitment to lend under any Other Senior Lender Loans.

(g)           the MELF Financing as described on Schedule 5.25;

(h)           to the extent consented to by the Senior Agent, Indebtedness in respect of new loans from one or more Senior Lenders to a Loan Party in an aggregate principal amount outstanding not to exceed $10,000,000 at any time (“Other Senior Lender Loans”), provided, that in no event shall the aggregate principal amount of Indebtedness under subsection 7.03(f) and this subsection 7.03(h) exceed $110,000,000 less the sum of (i) any principal repayments made under the Senior Credit Agreement or the Other Senior Lender Loans to the extent that such principal repayments may not be reborrowed (i.e. term loans) and (ii) any permanent reduction in the Aggregate Commitments (as defined in the Senior Credit Agreement) or any permanent reduction in the commitment to lend under any Other Senior Lender Loans; and

(i)           Indebtedness owed by a Loan Party or its Subsidiaries to another Loan Party or its Subsidiaries, providedthat, such Indebtedness is subordinated to the Obligations on terms acceptable to Lender.

7.04 Acquisitions.  Acquire (which term shall include acquisition by way of merger or consolidation) legal or beneficial ownership of any Equity Interests in Person, or acquire any substantial amount of or assets or property of any Person, at any time; providedthat all of the following conditions are satisfied:

(a)           such acquisition is permitted under the Senior Loan Documents or consented to by the Senior Agent;

(b)           the acquired entity, if any, shall become a guarantor of the Obligations in accordance with Section 6.13 hereof; and

(c)           all assets acquired shall become subject to a valid and perfected Lien (subject only to Permitted Liens) in favor of Lender to secure the Obligations.

7.05 Guarantees.  Directly or indirectly, Guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person other than Indebtedness otherwise permitted under Section 7.03 and the existing Guarantees as set forth on Schedule 7.05 attached hereto.

7.06 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or any substantial portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)           subject to Section 6.13, any (i) Subsidiary may merge with Borrower, providedthat Borrower shall be the continuing or surviving Person, (ii) any Subsidiary which is not a Loan Party may merge with a Loan Party providedthat the Loan Party shall be continuing or surviving Person or (iii) any Subsidiary which is not a Loan Party may merge with any other Subsidiary which is not a Loan Party, providedthat, in each case, when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)           any Subsidiary may Dispose of all or substantially all any substantial portion of its assets (upon voluntary liquidation or otherwise) to a Loan Party; providedthat if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Loan Party or a wholly-owned Subsidiary and no Default or Event of Default shall have occurred or be continuing or result from such transaction.

7.07 Sublease or Disposition of Navy Yard Property. (a)            Enter into any sublease of, or permit the existence of any agreement to sublease, the Navy Yard Property or, in the event that Borrower acquires title to the Navy Yard Property, otherwise Dispose of, or enter into or permit the existence of any agreement to, Dispose of the Navy Yard Property.

7.08 INTENTIONALLY OMITTED.

7.09 Change in Nature of Business.  Engage in any line of business materially different from those lines of business conducted by Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto or discontinue any line of business currently conducted by Loan Parties.

7.10 INTENTIONALLY OMITTED.

7.11 Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Senior Loan Documents or the documents evidencing the MELF Financing Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Loan Parties or to otherwise transfer property to Loan Parties, (ii) of any Subsidiary to Guarantee the Indebtedness of Loan Parties or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13 Patriot Act, Etc.  (a) Permit any Person who is a “blocked person” as described in the Trading With The Enemy Act, the Foreign Asset Control Regulations, the Patriot Act or any enabling legislation or executive order relating thereto or any list maintained by any applicable Governmental Authority, to own a controlling interest in or to otherwise control any Loan Party or any Subsidiary of any Loan Party, or (b) use or permit the use of any Loan proceeds to violate any of the foregoing laws, regulations or executive orders.

7.14 INTENTIONALLY OMITTED.

7.15 Tax Returns.  File or consent to the filing of any consolidated tax returns with any Person other than another Borrower.

7.16 Name Change; State of Organization.  Change the name of any Loan Party or change the state of organization of any Loan Party, except upon thirty (30) days prior written notice to Lender and delivery to Lender of any items required by Lender to protect Lender’s Lien in the Collateral pursuant to Section 6.15.

7.17 Location of Collateral.  Except for the relocation of equipment and machinery from between the premises then encumbered by the Mortgages, change the location of any Collateral.

7.18 Senior Financing.  Default in any material respect in the performance of their obligations under the Senior Loan Documents and all documents collateral thereto, permit any default by any other Person under the Senior Loan Documents and all documents collateral thereto, waive any obligations of any other Person under the Senior Loan Documents and all documents collateral thereto, or, except as permitted by the Intercreditor and Collateral Sharing Agreement, make any amendment to the Senior Financing or any documents collateral thereto.

7.19 MELF Financing.  Default in any material respect in the performance of their obligations under the MELF Financing and all documents collateral thereto, permit any default by any other Person under the MELF Financing and all documents collateral thereto, waive any obligations of any other Person under the MELF Financing and all documents collateral thereto, or, except as permitted by the Intercreditor and Collateral Sharing Agreement, make any amendment to the MELF Financing or any documents collateral thereto.

7.20 Relocation.  Shall not be relocate its business operations outside the City of Philadelphia.

ARTICLE VIII  NAVY YARD PROJECT.

Each Loan Party hereby represents and warrants to and covenant with Lender as follows:

8.01 Navy Yard Equipment.  Attached hereto as Schedule 8.01 is a complete list of all machinery and equipment by type or item to be purchased by Loan Parties and installed on the Navy Yard Property as part of the Navy Yard Project.

8.02 Line Item Budget and Disbursement Schedule.  Attached hereto as Schedule 8.02 is a Line Item Budget and Disbursement Schedule setting forth the estimated cost of each item of the Navy Yard Equipment and the estimated cost and expense to Loan Parties for other matters related to the Navy Yard Project to be financed by the proceeds of the Loans, the Fixed Asset Loans, the Job Bank Term Loan, the MELF Financing and any grant proceeds received by Loan Parties.  The Line Item Budget and Disbursement Schedule also specifies which items are to be funded from the financing sources described above, which items are to be funded from other sources, and the estimated timetable for disbursement of such proceeds.  Loan Parties shall draw down and disburse the proceeds of the Loans, the Fixed Asset Loans, the Job Bank Term Loan, the MELF Financing and any grant proceeds received by Loan Parties in substantial compliance with the time periods set forth on Schedule 8.02.

The Line Item Budget and Disbursement Schedule shall constitute the budget based upon which advances under the Loans, the Job Bank Term Loan, the Fixed Asset Loans and the MELF Financing shall be made for each of the applicable line items.  The Line Item Budget and Disbursement Schedule is accurate and complete and is based on Loan Parties’ best estimate of the cost and expense for the Completion of the Navy Yard Project.  If Borrower determines that the disbursement schedule of the Loans set forth in the Line Item Budget and Disbursement Schedule needs to be revised for any reason, including construction, shipping or installation delays and including the finalization of the terms and conditions of all purchase orders for the Navy Yard Equipment, Borrower shall immediately notify Lender of the requested change.  With respect to any such requested change to the disbursement schedule of the Loans, no such change to the Line Item Budget and Disbursement Schedule shall be effective without the prior written consent of Lender (each such approved change, an “Approved Loan Disbursement Change”).  Immediately following an Approved Loan Disbursement Change, Borrower shall immediately deliver to Lender to a revised Line Item Budget and Disbursement Schedule reflecting any Approved Loan Disbursement Change.  Borrower may, without the consent of Lender, revise any other item of the Line Item Budget and Disbursement Schedule (other than a revision of the disbursement schedule of the Loans) to the extent such revision is permitted under the Senior Credit Agreement or consented to by the Senior Agent (“Other Disbursement Schedule Changes”).  Following any revision to the Line Item Budget and Disbursement Schedule reflecting any Other Disbursement Schedule Changes, Borrower shall immediately notify Lender of any such Other Disbursement Schedule Changes and deliver to Lender a revised Line Item Budget and Disbursement Schedule reflecting such Other Disbursement Schedule Changes.

8.03 Project Schedule. Schedule 8.03 attached hereto sets forth the anticipated timing for completion of the Navy Yard Project.  Loan Parties agree to complete the stages of the Navy Yard Project in compliance with the timing and deadlines set forth in such Schedule, as such Schedule may be revised or modified with the consent of the Senior Agent.  In the event that Senior Agent agrees to such revision or modification of the timing and/or deadlines set forth in such Schedule, Borrower shall provide Lender prompt written notice of such modification and promptly deliver to Lender a revised Schedule 8.03.

8.04 Payment of Navy Yard Project Costs.  All costs and expenses owed by Loan Parties in connection with the Navy Yard Project, including without limitation, the purchase and installation of all Navy Yard Equipment shall be paid when due.

8.05 Purchase Orders.  Loan Parties have delivered to Lender copies of all purchase orders entered into as of the date of this Agreement for the purchase of Navy Yard Equipment.  Loan Parties shall deliver to Lender copies of all purchase orders entered into after the date of this Agreement for the purchase of Navy Yard Equipment, promptly after such purchase orders are entered into.  All purchase orders for all of the Navy Yard Equipment shall have been received by Lender on or before December 29, 2007 unless Senior Agent shall have consented to an extension of such date.  Borrower shall provide Lender of any such extension consented to by Senior Agent.

8.06 Permits.  All licenses, permits, approvals  and certificates required by or from all applicable Governmental Authorities for the Navy Yard Project and the use thereof are listed on Schedule 8.06 attached hereto.  Schedule 8.06 also sets forth which items have already been obtained and the deadlines for obtaining those items that remain outstanding.  Loan Parties represent and warrant that all such items have been obtained or will be obtained by the deadlines set forth on Schedule 8.06.  Schedule 8.06 also sets forth all material conditions and requirements to be complied with by Loan Parties in order to obtain such items.  Loan Parties know of no reason why such conditions and requirements would not be complied with in the ordinary course and such items obtained by Loan Parties by the deadlines set forth on Schedule 8.06.

8.07 Zoning and Land Use.  The Navy Yard Property is zoned “G-2” under which the use contemplated by Loan Parties for the Navy Yard Property, i.e. industrial baking and commercial food preparation facility, including related office, warehouse, distribution, manufacturing, mechanical and shipping uses, together with an integrated visitor’s center, gift shop, media rooms and promotional facilities is a legal and permitted use.

8.08 Economic Opportunity Zone.  The Navy Yard Property is located within a “Keystone Opportunity Improvement Zone” and Loan Parties agree to comply with the requirements governing the use and occupancy of property located within a “Keystone Opportunity Improvement Zone” under applicable provisions of Pennsylvania law during the term of the Navy Yard Lease, including, without limitation, the timely filing of all items required with the applicable Governmental Authorities.

8.09 Fees Payable to Loan Parties.  The Line Item Budget and Disbursement Schedule does not include, directly or indirectly, any fee to Loan Party or any payments to cover overhead costs and expenses of Loan Parties.

8.10 Right of Lender to Inspect Navy Yard Property.  Loan Parties shall permit representatives and independent contractors of Lender (who may be accompanied by the Lender) and the Inspector at any reasonable time and from time to time to enter upon the Navy Yard Property and to inspect the Navy Yard Property, the status of the Landlord’s Work, the status of the Navy Yard Project and all materials to be used in the construction thereof and to cooperate and cause all contractors to cooperate with them during such inspections (including making available to them working copies of all plans and specifications together with all related supplementary materials); providedthat this provision shall not be deemed to impose upon Lender any obligation to undertake such inspections.

8.11 Publicity and Sign Regarding Financing. Lender may publicize and announce the source of the Loan and, if permitted by Landlord, the signage on the Navy Yard Property shall prominently display and indicate that Lender is providing financing for the Navy Yard Project.

8.12 Notification of Disputes.  Loan Parties shall advise Lender promptly in writing of any material disputes with Landlord, any vendor of Navy Yard Equipment or any other Person providing material services related to the Navy Yard Project.

8.13 Completion of the Navy Yard Project.  Upon completion of the installation of the Navy Yard Equipment and the commencement of operation of the equipment lines at the Navy Yard Property, Loan Parties shall deliver to Lender a Certificate of Completion in the form attached hereto as Exhibit J signed by Loan Parties and the Inspector together with evidence that the Navy Yard Equipment and the other assets of Loan Parties located on the Navy Yard Property are covered for the full replacement value by insurance coverage acceptable to Lender and that Lender is named as an insured mortgagee, lender loss payee and additional insured thereunder.

8.14 Inspector.  At Lender’s option, an engineering firm or any other independent contractor reasonably acceptable to Lender (the “Inspector”) may be retained by Lender at Loan Parties’ expense for the purpose of performing certain reviews as Lender may reasonably require, performing inspections as the Navy Yard Project progresses and certifying matters as reasonably requested by Lender in connection with each Request for Credit Extension under the Loans and covering such other matters as Lender may reasonably require.  Any such inspections shall be for the Lender’s sole benefit and will not be relied upon by Loan Parties.  The services performed by the Inspector shall also include, but are not limited to, the review of the plans and specifications, contracts, and other documents relating to the Navy Yard Project and all proposed changes to the Navy Yard Project, inspection of the Navy Yard Project for conformity with the approved plans and specifications and approval of Requests for Credit Extensions.  Loan Parties agree to pay all costs and expenses of the Inspector.

8.15 Navy Yard Lease.

(a)           Loan Parties have delivered to Lender true and complete copies of the Navy Yard Lease (with all exhibits and schedules), the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty.  Such agreements represent the entire agreement between the parties thereto and there are no collateral or oral agreements, representations, warranties, conditions, promises or understandings between the Landlord and Borrower with respect to the Navy Yard Project.

(b)           The Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty are in full force and effect and have not been amended or modified and there are no outstanding defaults thereunder.

(c)           Borrower shall not (i) default in its material obligations under the Navy Yard Lease, the Improvements Agreement, or the Indemnity Agreements, (ii) permit any material default by any other Person under the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty, (iii) waive any material obligations of any other Person under the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty, or (iv) cancel, terminate or amend the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty, in each case, without the prior written consent of Lender.  To the extent that Lender does not specifically withhold consent or provide written consent to any amendment of the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty within ten (10) Business Days following the date Lender receives notice of Borrower’s request for such consent, then Lender’s consent to such amendment shall be deemed given.

(d)           Borrower shall deliver to Lender (i) copies of all notices of default and all other material notices received by Borrower with respect to the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty within five (5) days after Borrower’s receipt thereof, and (iii) copies of all notices of default and all other material notices sent by Borrower with respect to the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty simultaneously with the sending with such notices by Borrower.

(e)           INTENTIONALLY OMITTED.

(f)           Landlord has either waived or received commitments for financings described under Sections 29(e) and 30(e) of the Navy Yard Lease, except for the approval of City Council as set forth in Section 30(e)(ii) of the Navy Yard Lease.

(g)           All of the lease contingencies described in Section 30 of the Navy Yard Lease have been satisfied and neither the Landlord nor Borrower has exercised any right to terminate the Navy Yard Lease.

(h)           Borrower shall not exercise any expansion right under Section 32 of the Navy Yard Lease except to the extent consented to by the Senior Agent under the Senior Credit Agreement; provided, however, that Borrower shall provide Lender prompt written notice of any exercise of such expansion right consented to by Senior Agent with such detail as Lender may reasonably request.

(i)           Borrower shall not exercise any right to purchase the Navy Yard Property under Section 33 of the Navy Yard Lease except to the extent consented to by the Senior Agent under the Senior Credit Agreement; provided, however, that Borrower shall provide Lender prompt written notice of any exercise of such right to purchase consented to by Senior Agent with such detail as Lender may reasonably request.

(j)           The Base Building Schematic Documents (as defined in the Navy Yard Lease) have been completed and have been approved, accepted and/or executed, as applicable, by all applicable Persons.

(k)           Schedule 8.15 attached hereto sets forth the anticipated timing and deadlines for the commencement and completion of the various stages of the Landlord’s Work.  Borrower shall comply with and shall cause the Landlord to comply with all of the provisions and deadlines set forth in Schedule 8.15 and Exhibits “D”, “E-1” and “E-2” to the Navy Yard Lease, as such Schedule and Exhibits may be revised or modified with the consent of the Senior Agent (it being understood that any revisions or modifications to the foregoing Exhibits to the Navy Yard Lease shall not be subject to Lender’s prior written consent requirement set forth in Section 8.15(c) above).  Upon any revision or modification to Schedule 8.15 and/or the foregoing Exhibits to the Navy Yard Lease approved by the Senior Agent, Borrower shall provide Lender prompt written notice of such revisions or modifications and shall promptly deliver to Agent a revised Schedule 8.15 and/or revised Exhibits to the Navy Yard Lease, if applicable.  Borrower will provide Lender and the Inspector, if any, with copies of items received by Borrower or to be submitted by Borrower as detailed on such Exhibits “D”, “E-1” and “E-2” and shall provide the Lender and the Inspector, if any, with a reasonable period of time in which to review and comment on such items before they are finalized.

(l)           Borrower shall not take any action or fail to take any action which would materially delay completion of the Landlord’s Work or increase the cost to Borrower related thereto by more than $1,000,000 in the aggregate except to the extent consented to by the Senior Agent under the Senior Credit Agreement; provided, however, that the Borrower shall provide Lender prompt written notice of any such delay or increased cost consented to by the Senior Agent with such detail as Lender may reasonably request.

(m)           Borrower shall keep Lender fully informed as to the status and progress of the Landlord’s Work.  In this regard, Borrower shall:

(i)           deliver to Lender a monthly summary report in form and content reasonably acceptable to Lender regarding the status of the Landlord’s Work;

(ii)           deliver to Lender copies of all change orders requested with respect to the Landlord’s Work; and

(iii)           conduct regular status meetings with Landlord and the Project Engineer (as necessary) during the construction phase of the Landlord’s Work, notify Lender and the Inspector in advance of such regular meetings and permit Lender and the Inspector, at Lender’s option, to attend such meetings.

(n)           Borrower shall permit and cause the Landlord to permit the Inspector to enter upon the Navy Yard Property  from time to time to inspect the progress of the Landlord’s Work, at Borrower’s cost and expense.  Such inspection shall occur on a periodic basis as reasonably required by Lender after the construction portion of the Landlord’s Work commences.  Borrower shall cooperate and shall cause the Landlord to cooperate with the Inspector in connection with such on-site visits.

(o)           Borrower shall not consent to or make any alterations otherwise permitted under Section 12 of the Navy Yard Lease except to the extent consented to by the Senior Agent under the Senior Credit Agreement; provided, however, that Borrower shall provide Lender prompt written notice of any such alterations consented to by the Senior Agent with such detail as Lender may reasonably request.

ARTICLE IX  EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Borrower or any other Loan Party fails to pay, or fails to cause to be paid, (i) within two (2) days after the same become due, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Loan Parties fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11 or 6.12 or Article VII or Article VIII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Borrower, any other Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)           Insolvency Proceedings, Etc.  Borrower, any other Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Borrower, any other Loan Party or any Subsidiary thereof becomes unable or admit in writing their inability or fail generally to pay their debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against Borrower, any other Loan Party or any Subsidiary thereof (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any other Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000, or (ii) Borrower, any other Loan Party or any ERISA Affiliate fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower or any other Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Borrower or any other Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect; or

(m)           Criminal Activity.  Any Loan Party shall be criminally indicted or convicted under any law that could reasonably be expected to lead to a forfeiture of any property or assets of such Loan Party; or

(n)           Navy Yard Project.  Any of the stages of the Navy Yard Project or any stages of the Landlord’s Work are behind the scheduled completion deadlines set forth on Schedule 8.03 and on Exhibits “D”, “E-1” and “E-2” to the Navy Yard Lease by more than thirty (30) days; or

(o)           INTENTIONALLY OMITTED.

(p)           Navy Yard Lease, the Improvements Agreement or the Indemnity Agreements.  Any event of default shall occur under the Navy Yard Lease, the Improvements Agreement or the Indemnity Agreements which is not cured or waived within the applicable grace periods set forth in the Navy Yard Lease, the Improvements Agreement or the Indemnity Agreements, if any; or

(q)           Senior Financing.  Any Default or Event of Default shall occur under the Senior Loan Documents or the documents collateral thereto, or

(r)           MELF Financing.  Any material default shall occur under the MELF Financing or the documents collateral thereto; or

(s)           Landlord’s Work.  Lender determines in good faith that the progress of the Landlord’s Work is sufficiently delayed so that it is unlikely that the Navy Yard Project would be completed by the Completion Date; or

(t)           Lessor’s Agreement.  Any material default shall occur under the Lessor’s Agreement once such Lessor’s Agreement is delivered pursuant to the Post-Closing Letter; or

(u)           Repayment of Fixed Asset Loan.  The Fixed Asset Loans are not converted in accordance with the terms of the Senior Credit Agreement and Loan Parties are required to repay Fixed Asset Loans on the Fixed Asset Loan Maturity Date.

9.02 Specific Remedies of Lender upon Event of Default resulting from Non-Compliance with Sections 6.12, 6.18, 6.21 and 7.20.  If an Event of Default occurs as a result of Borrower’s breach of Sections 6.12, 6.18, 6.21 and 7.20, Lender shall be permitted, in addition to the actions set forth in Section 9.03 below, to take any or all of the actions set forth on Schedules 6.21 and 9.02 attached hereto and made a part of this Agreement.

9.03 Remedies Upon any Event of Default.  If any Event of Default occurs and is continuing, Lender shall take any or all of the following actions:

(a)           declare the commitment of Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           exercise on behalf of itself and Lender all rights and remedies available to it and Lender under the Loan Documents, at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower or any other Loan Party under the Bankruptcy Code of the United States, the obligation of Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, become effective, in each case without further act of Lender.

9.04 Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations shall be applied by Lender in accordance with the terms and conditions of the Intercreditor and Collateral Sharing Agreement.

9.05 Discharge of Liens.  Lender, in its sole discretion, shall have the right at any time, and from time to time, if Borrower or any other Loan Party fails to do so, to pay sums necessary to discharge Liens (including without limitation tax Liens and Liens with respect to ERISA obligations), at any time levied or placed on any of the Collateral, other than permitted Liens under Section 7.01.  All sums paid by Lender to discharge such Liens shall be deemed to be an advance as a Loan hereunder, shall be added to the Obligations, and shall bear interest at the Default Rate, until repaid.  Such payments made by Lender shall not be construed as a waiver of an Event of Default under this Agreement.

ARTICLE X  INTENTIONALLY OMITTED.

ARTICLE XI  MISCELLANEOUS

11.01 Amendments, Etc.

  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and the applicable Loan Party, as the case may be, and acknowledged by Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02 Notices; Effectiveness; Electronic Communications.

(a)           NoticesGenerally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to Loan Parties or Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 ; and

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           INTENTIONALLY OMITTED.

(c)           Change of Address, Etc.  Each of Loan Parties and Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Loan Parties shall indemnify Lender of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower or any other Loan Parties.  All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.  No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), and shall pay all fees and time charges for attorneys who may be employees of Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Loan Parties.  Loan Parties shall indemnify Lender (and any sub-agent thereof), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           INTENTIONALLY OMITTED.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than twenty (20) days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of, the replacement of Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.  To the extent that any payment by or on behalf of Loan Parties is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

11.06 Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender and Lender may assign or otherwise transfer any of its rights or obligations hereunder.

(b)           INTENTIONALLY OMITTED.

(c)           Register.  Lender, acting solely for this purpose as an agent of Borrower, shall maintain at Lender’s Office a register for the recordation of the Commitments and principal amounts of the Loans owing to, Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive.  The Register shall be available for inspection by any Loan Party at any reasonable time and from time to time upon reasonable prior notice.

(d)           INTENTIONALLY OMITTED.

(e)           INTENTIONALLY OMITTED.

(f)           Certain Pledges.  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes) to secure obligations of Lender.

(g)           INTENTIONALLY OMITTED.

(h)           INTENTIONALLY OMITTED.

(i)           INTENTIONALLY OMITTED.

11.07 Treatment of Certain Information; Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties and to its and its Related Parties’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it  (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of Borrower or (g) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Lender or any of its Related Parties on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, providedthat, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of any Loan Party against any and all of the obligations of Loan Parties now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document.  The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender may have.  Lender agrees to notify Borrower promptly after any such setoff and application, providedthat the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by and subject to applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(b)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN PHILADELPHIA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY APPEAL THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA COMMONWEALTH COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION UNDER THE LAWS OF WHICH STATE SUCH BORROWER IS ORGANIZED, OR IN ANY JURISDICTION IN WHICH ANY BORROWER DOES BUSINESS OR IS QUALIFIED TO DO BUSINESS, OR HAS ASSETS OR ACCOUNT DEBTORS, OR IN A JURISDICTION WHICH LENDER IN GOOD FAITH DEEMS IT ADVISABLE IN ORDER TO REALIZE ON ANY ASSETS OF BORROWERS OR ANY COLLATERAL OR IN CONNECTION WITH ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING.

(c)           WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14 Waiver of Right to Trial by Jury.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15 Patriot Act Notice. Lender that is subject to the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower.  This information includes the name and address of each Borrower and other information that will allow Lender, as applicable, to identify each Borrower in accordance with the Patriot Act.  Each Loan Party agrees to provide such information as Lender may require in order to comply with the provisions of the Patriot Act and the policies and procedures established from time to time by Lender in connection therewith.

11.16 Time of the Essence.Time is of the essence of the Loan Documents.

11.17 INTENTIONALLY OMITTED.

11.18 Savings Clause.

Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, the liability of each Loan Party with respect to the Obligations shall be limited to a maximum aggregate amount equal to the greater of (a) the loan proceeds and the value of all other consideration and benefits received by or for the benefit of such Loan Party in connection with the financing transactions contemplated hereunder, and (b) the largest amount that would not render its liability with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state, federal, provincial or other applicable law of any jurisdiction (collectively, the “Fraudulent Transfer Laws”), if and to the extent such Loan Party (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws.  In making such determination, all rights of subrogation and contribution of any Loan Party with respect to such obligations shall be deemed to be an asset of such Loan Party.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

BORROWER:

TASTY BAKING COMPANY

By:

Name:  Charles P. Pizzi

Title: President and CEO

GUARANTORS:

TASTYKAKE INVESTMENT COMPANY

By:

Name:  Andrew T. Panaccione

Title:    Chairman and President

TBC FINANCIAL SERVICES, INC.

By:

Name:  Charles P. Pizzi

Title:    Chairman, President and CEO

TASTY BAKING OXFORD, INC.

By:

Name:  Charles P. Pizzi

Title:    Chairman and President

LENDER:

PIDC LOCAL DEVELOPMENT CORPORATION, Lender

By:

Name:  Steven C. Genyk

Title:    Senior Vice President